Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedule

December 31, 2012 and 2011

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2

Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2012 and 2011	3

Notes to Financial Statements	4 – 18

Supplemental Schedule – Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012	19 – 22

Note:

Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of RAI 401k Savings Plan:

We have audited the accompanying statements of net assets available for benefits of RAI 401k Savings Plan (the Plan) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Greensboro, North Carolina

June 20, 2013

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2012 and 2011

	2012	2011
Assets:
Investments, at fair value:
Cash and cash equivalents	$11,173,309	$147,215,564
Reynolds Stock Fund	157,289,653	159,201,131
Equity (common and preferred stock)	18,730,974	17,420,072
Mutual funds	471,607,298	438,866,727
Common/collective trust funds	476,355,647	307,840,256
Investment contracts with insurance companies	368,794,837	453,708,115
Wrapper contracts	—	356,188
Other	26,666	9,122

Total investments	1,503,978,384	1,524,617,175

Receivables:
Due from broker for securities sold	1,125,948	—
Employer contribution	—	1,875,762
Interest and dividends	2,229,511	2,087,371
Notes receivable from participants	13,426,882	14,988,714

Total receivables	16,782,341	18,951,847

Total assets	1,520,760,725	1,543,569,022

Liabilities:
Accrued administrative expenses	570,856	1,471,322
Due to broker for securities purchased	4,036,289	2,638,520
Payable for securities purchased on a forward-commitment basis	5,725,234	—

Total liabilities	10,332,379	4,109,842

Net assets available for benefits before adjustment for fully benefit-responsive investment contracts	1,510,428,346	1,539,459,180
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(3,843,628)	(2,322,436)

Net assets available for benefits	$1,506,584,718	$1,537,136,744

See accompanying notes to financial statements.

2

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2012 and 2011

	2012	2011
Additions:
Investment income:
Net appreciation in fair value of investments	$88,570,182	$16,183,853
Interest and dividends	27,685,335	18,688,103

Total investment income	116,255,517	34,871,956

Interest income on notes receivable from participants	707,793	776,774

Contributions:
Employer contributions	32,764,717	36,487,092
Participant contributions	34,952,678	36,918,079
Participant rollover contributions	517,587	621,214

Total contributions	68,234,982	74,026,385

Total additions	185,198,292	109,675,115

Deductions:
Benefits paid to participants	214,115,110	179,805,234
Administrative expenses	1,635,208	2,304,284

Total deductions	215,750,318	182,109,518

Net decrease in net assets available for benefits	(30,552,026)	(72,434,403)
Net assets available for benefits at beginning of year	1,537,136,744	1,609,571,147

Net assets available for benefits at end of year	$1,506,584,718	$1,537,136,744

See accompanying notes to financial statements.

3

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(1)	Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, and participating subsidiaries: RAI Services Company, RAI International, Inc., R.J. Reynolds Tobacco Company, Reynolds Innovations Inc., Reynolds Finance Company, R.J. Reynolds Global Products, Inc., R.J. Reynolds Vapor Company, Niconovum USA, Inc., Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, and American Snuff Company, LLC, referred to as ASC. All eligible employees become participants unless they elect not to participate. RAI is the Plan Sponsor. The RAI Employee Benefits Committee controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as Fidelity Operations or Recordkeeper, serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity or Trustee, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Participant Contributions

Each year, participants may make pre-tax and/or Roth 401(k) contributions to the Plan of up to 50% of their compensation, as defined in the Plan document. The first 6% of such pre-tax and/or Roth contributions, referred to as match-eligible contributions, are eligible for employer matching contributions as set forth below. In addition, participants may make after-tax contributions to the Plan of up to 50% of their compensation, either in lieu of or in combination with pre-tax and/or Roth contributions, provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions is a minimum of 1% and a maximum of 50% of compensation and shall not exceed the participant’s after-tax compensation. Prior to a Plan amendment which was effective July 1, 2012, the maximum participant contribution was 75% of compensation.

Employer Contributions

With respect to RAI Employees, as defined in the Plan document, the appropriate participating companies make matching contributions of 50% of a participant’s match-eligible contributions with respect to participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of a participant’s match-eligible contributions with respect to participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the appropriate participating companies make retirement enhancement contributions to accounts of eligible RAI Employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006.

4	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

With respect to ASC Employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC Employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe Employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe Employees equal to 3% of each such participant’s eligible compensation.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and actual earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company and its participating subsidiaries or upon the occurrence of certain events as defined in the Plan document. Vesting in employer contributions and earnings thereon made to accounts of Santa Fe Employees prior to July 1, 2012, occurs upon the earlier of the occurrence of certain events as defined in the Plan document or according to the following schedule:

Years of service	Vested percentage
Less than 1	0%
1	10%
2	100%

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments or in fractional increments in any of 23 investment fund options, or in a self-directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

5	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(f)	Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. For the years ended December 31, 2012 and 2011, employer contributions were reduced by $489,000 and $282,000, respectively, by forfeited nonvested accounts. At December 31, 2012 and 2011, forfeited nonvested accounts totaled $24,158 and $214,201, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications were made to conform the prior year’s financial statements to the current presentation.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 4 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. The Plan has entered into a pooled separate

6	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

account and various fully benefit-responsive investment contracts with investment and insurance companies, which maintain the contributions in general accounts. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

The contracts are included in the financial statements at contract value after adjustments from fair value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was 1.01% and 1.94% for the years ended December 31, 2012 and 2011, respectively. The contract rates ranged from 0.27% to 1.35% and 0.00% to 3.59% at December 31, 2012 and 2011, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents, including complete or partial Plan termination or merger with another plan; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events, e.g., divestitures or spin-offs of a subsidiary, which cause a significant withdrawal from the Plan or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The guaranteed investment contract does not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

7	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The following tables present the Plan’s investment contracts with insurance companies as of December 31, 2012 and 2011:

	Major credit ratings	Investments at fair value	Wrapper contracts at fair value	Adjustment to contract value	Investments at contract value
December 31, 2012:
Synthetic guaranteed investment contracts:
Prudential Ins. Co. of America	A2/AA-	$90,783,398	$—	$(982,916)	$89,800,482
ING Life Ins. And Annuity Co.	A3/A-	107,561,891	—	(1,120,517)	106,441,374
Prudential Ins. Co. of America	A2/AA-	90,874,818	—	(983,905)	89,890,913
Natixis Financial Products Inc.	A2/A	46,178,578	—	(635,533)	45,543,045

		335,398,685	—	(3,722,871)	331,675,814

Guaranteed investment contracts:
Metropolitan Life Ins. Co.	Aa3/AA-	10,192,399	—	(39,026)	10,153,373
Metropolitan Life Ins. Co.	Aa3/AA-	6,074,228	—	2,131	6,076,359
New York Life Ins. Co.	Aaa/AA+	3,114,476	—	(83,862)	3,030,614

		19,381,103	—	(120,757)	19,260,346

Pooled separate account:
BNP Income Plus Fund		14,015,049	—	—	14,015,049

Total investment contracts with insurance companies		$368,794,837	$—	$(3,843,628)	$364,951,209

8	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

	Major credit ratings	Investments at fair value	Wrapper contracts at fair value	Adjustment to contract value	Investments at contract value
December 31, 2011:
Synthetic guaranteed investment contracts:
Bank of America	A/A2	$21,842,102	$19,659	$(727,999)	$21,133,762
Bank of America	A/A2	54,204,057	42,553	(667,734)	53,578,876
JPMorgan Chase	A+/Aa3	11,796,697	16,381	676,004	12,489,082
JPMorgan Chase	A+/Aa3	54,208,815	60,043	(801,217)	53,467,641
Monumental/Aegon	AA-/A1	53,525,658	36,598	(124,064)	53,438,192
Monumental/Aegon	AA-/A1	38,285,522	27,604	(167,532)	38,145,594
Rabobank	AA/Aaa	30,172,371	—	(196,791)	29,975,580
Royal Bank of Canada	AA-/Aa1	34,283,541	26,604	214,984	34,525,129
UBS AG	A/Aa3	11,962,359	20,438	(28,118)	11,954,679
UBS AG	A/Aa3	53,922,311	106,308	(569,559)	53,459,060
CDC IXIS Asset Management	A+/Aa3	54,204,130	—	(625,791)	53,578,339

		418,407,563	356,188	(3,017,817)	415,745,934

Guaranteed investment contracts:
Metropolitan Life	AA-/Aa3	5,905,313	—	170,800	6,076,113
Metropolitan Life	AA-/Aa3	9,481,858	—	560,794	10,042,652
New York Life	AA+/Aaa	6,085,178	—	(36,213)	6,048,965

		21,472,349	—	695,381	22,167,730

Pooled separate account:
ABN AMRO Income Plus Fund		13,828,203	—	—	13,828,203

Total investment contracts with insurance companies		$453,708,115	$356,188	$(2,322,436)	$451,741,867

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

9	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(e)	Payment of Benefits

Benefits are recorded when paid.

(f)	Securities Purchased on a Forward-Commitment Basis

Delivery and payment for securities that have been purchased by the portfolios underlying the security-backed contracts of the Interest Income Fund on a when-issued or other forward-commitment basis can take place a month or more after the transaction date. During this period, these securities do not earn interest, are subject to market fluctuation, and may increase or decrease in value prior to their delivery. The purchase of securities on a when-issued or other forward-commitment basis may increase the volatility of the portfolios underlying the security-backed contracts if such purchases are made while remaining substantially fully invested.

(3)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2012 and 2011. Except for the Interest Income Fund, which is shown at contract value, all the funds are shown at fair value.

	2012	2011
Reynolds Stock Fund (34,483,136 and 34,883,821 units, respectively)	$157,289,653	$159,201,131
Vanguard Total Stock (5,907,946 and 6,567,744 shares, respectively)	190,708,487	185,998,499
Interest Income Fund (5,033,109 and 233,057,114 units, respectively) (Fair value of $507,506,615 * and $589,242,221 as of December 31, 2012 and 2011, respectively)	503,662,910	586,919,785

*	The fair value of the Interest Income Fund is presented net of the payable for securities purchased on a forward-commitment basis of $5,725,234.

The Interest Income Fund is an investment option for participants that is a stable value fund comprised of guaranteed investment contracts, synthetic guaranteed investment contracts, a pooled separate account with an insurance company and cash and cash equivalents, which are separately disclosed on the statement of net assets available for benefits.

10	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The Plan’s investments, including gains and losses on investments bought and sold, as well as held during the year appreciated (depreciated) in value as follows:

	Year ended December 31
	2012	2011
Reynolds Stock Fund	$(501,259)	$32,779,151
Equity (common and preferred stock)	2,258,407	(3,760,256)
Mutual funds	45,481,987	(25,833,197)
Investment contracts with insurance companies	2,497,759	9,116,147
Common/collective trust funds	38,813,838	3,853,607
Other	19,450	28,401

Net appreciation in fair value of investments	$88,570,182	$16,183,853

(4)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1 –	Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 –

Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 –	Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

11	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2012 and 2011:

	Assets at fair value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Mutual funds:
Foreign equities	$52,450,148	$—	$—	$52,450,148
Index funds	190,708,487	—	—	190,708,487
Intermediate-term bonds	80,713,285	—	—	80,713,285
Large-cap value	42,391,455	—	—	42,391,455
Mid-cap growth	36,883,357	—	—	36,883,357
Short-term bonds	27,294,624	—	—	27,294,624
Small-cap value	32,739,468	—	—	32,739,468
Other	8,426,474	—	—	8,426,474

Total mutual funds	471,607,298	—	—	471,607,298

Money market funds	10,765,312	—	—	10,765,312
Equities:
U.S. domestically traded equities	18,730,974	—	—	18,730,974

Total equities	18,730,974	—	—	18,730,974

Certificates of deposit	407,997	—	—	407,997
Common/collective trust funds:
Foreign equities	—	9,375,707	—	9,375,707
Large-cap growth	—	63,212,354	—	63,212,354
Short-term investment funds	—	143,710,778	—	143,710,778
Target date funds	—	260,056,808	—	260,056,808

Total common/collective trust funds	—	476,355,647	—	476,355,647

Reynolds Stock Fund	—	157,289,653	—	157,289,653

12	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

	Assets at fair value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Synthetic investment contracts:
Agency bonds	$—	$42,321,028	$—	$42,321,028
Corporate asset-backed bonds	—	62,298,777	—	62,298,777
Mortgage-backed bonds	—	83,338,513	—	83,338,513
Municipal bonds	—	6,289,075	—	6,289,075
Short-term investment funds	—	141,151,292	—	141,151,292
Wrapper contracts	—	—	—	—

Total synthetic investment contracts	—	335,398,685	—	335,398,685

Pooled separate account	—	14,015,049	—	14,015,049
Guaranteed investment contracts	—	19,381,103	—	19,381,103
Other	—	26,666	—	26,666

Total investments at fair value	$501,511,581	$1,002,466,803	$—	$1,503,978,384

	Assets at fair value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Mutual funds:
Foreign equities	$50,022,578	$—	$—	$50,022,578
Index funds	185,998,500	—	—	185,998,500
Intermediate-term bonds	66,831,196	—	—	66,831,196
Large-cap value	41,208,136	—	—	41,208,136
Mid-cap growth	36,516,160	—	—	36,516,160
Short-term bonds	14,869,746	—	—	14,869,746
Small-cap value	36,225,238	—	—	36,225,238
Other	7,195,173	—	—	7,195,173

Total mutual funds	438,866,727	—	—	438,866,727

Money market funds	146,438,682	—	—	146,438,682
Equities:
U.S. domestically traded equities	17,420,072	—	—	17,420,072

Total equities	17,420,072	—	—	17,420,072

Certificates of deposit	776,882	—	—	776,882

13	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

	Assets at fair value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common/collective trust funds:
Foreign equities	$—	$9,672,914	$—	$9,672,914
Large-cap growth	—	58,771,897	—	58,771,897
Target date funds	—	239,395,445	—	239,395,445

Total common/collective trust funds	—	307,840,256	—	307,840,256

Reynolds Stock Fund	—	159,201,131	—	159,201,131

Synthetic investment contracts:
Agency bonds	—	209,506,689	—	209,506,689
Corporate asset-backed bonds	—	69,787,045	—	69,787,045
Mortgage-backed bonds	—	120,936,373	—	120,936,373
Short-term investment funds	—	18,177,456	—	18,177,456
Wrapper contracts	—	—	356,188	356,188

Total synthetic investment contracts	—	418,407,563	356,188	418,763,751

Pooled separate account	—	13,828,203	—	13,828,203
Guaranteed investment contracts	—	—	21,472,349	21,472,349
Other	3,947	5,175	—	9,122

Total investments at fair value	$603,506,310	$899,282,328	$21,828,537	$1,524,617,175

Following is a description of the valuation methodologies used for assets measured at fair value:

Money market funds, certificates of deposit, common and preferred stock and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Common/collective trust funds – These funds are valued using the net asset value, referred to as NAV, as a practical expedient, provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV.

Reynolds Stock Fund – The fund is tracked on a unitized basis. The fund consists of Reynolds American Inc. common stock and funds held in a Fidelity money market fund sufficient to meet the fund’s daily cash needs and other miscellaneous assets and liabilities. Unitizing the fund allows for daily trades. The fair value of a unit is based on the combined fair value of RAI common stock (closing price in an active market on which the securities are traded), the net asset value of the money market fund, and other miscellaneous assets and liabilities held by the fund at year end.

14	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

Pooled separate account – Valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The net asset value of the unit class held in the pooled separate account is determined on a daily basis. Units can be issued and redeemed on any business day at that day’s unit value. The class of units held in the pooled separate account maintains a constant NAV.

Synthetic investment contracts/wrapper contracts – Synthetic investment contracts consists of a fixed income investment portfolio that invests in U.S. domestic fixed income securities (primarily government bonds and high quality corporate bonds) and a “wrapper contract” issued by high quality financial institutions. The bonds are valued at the closing price reported on the active market on which the individual securities are traded. As of December 31, 2011, the fair value of the wrapper portion of these investment contracts was based on discounting related cash flows utilizing current yields of similar investments with comparable durations considering the credit worthiness of the issuers, some of which were unobservable. As of December 31, 2012, the wrapper contracts were valued based on the difference between the current wrapper fee and a re-bid provided by the financial institution that issued the contract, utilizing the current market discount rate, both of which are observable inputs.

Guaranteed investment contracts – As of December 31, 2011, guaranteed investment contracts were valued at the fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations, some of which were unobservable. As of December 31, 2012, guaranteed investment contracts were valued at fair value utilizing the present value of future cash flows and the current market discount rate, both of which are observable inputs.

For the years ended December 31, 2012 and 2011, there were no transfers of assets into or out of Level 1 of the fair value hierarchy described above.

Level 3 Gains and Losses

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2012.

	Level 3
	Guaranteed investment contracts	Wrapper contracts
Balance, beginning of year	$21,472,349	$356,188
Unrealized gains	1,207,649	—
Realized gains	46,909	—
Maturities	(3,071,400)	—
Transfer out	(19,655,507)	(356,188)

Balance, end of year	$—	$—

15	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2011.

	Level 3
	Guaranteed investment contracts	Wrapper contracts
Balance, beginning of year	$5,573,400	$1,232,383
Unrealized losses	(527,651)	(750,395)
Realized gains	3,886	(125,800)
Purchases	22,000,000	—
Settlements	(5,577,286)	—

Balance, end of year	$21,472,349	$356,188

Gains and losses (realized and unrealized) included in changes in net assets for the period above are reported in net appreciation in fair value of investments in the statement of changes in net assets available for benefits.

(5)	Related Party Transactions

Certain investments, within the Fidelity Brokeragelink and Fidelity Retirement Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party-in-interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2012 and 2011 were $788,793 and $769,709, respectively.

The Reynolds Stock Fund (Fund) is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. Fund dividends for the years ended December 31, 2012 and 2011 were $8,955,552 and $8,001,844, respectively. The Fund held 3,741,042 shares at $41.43 per share as of December 31, 2012 and 3,745,010 shares at $41.42 per share as of December 31, 2011.

(6)	Income Tax Status

The Plan obtained its latest determination letter dated June 11, 2003, in which the Internal Revenue Service stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that

16	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

(7)	Plan Termination

Although it has not expressed any intent to do so, the RAI Employee Benefits Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participating employees in amounts equal to their respective interests in such assets.

(8)	Contingency

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the RJR 401(k) plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the RJR 401(k) plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the 1999 Amendment) that eliminated the NGH and Nabisco funds from the RJR 401(k) plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The remaining defendants, RJR and RJR Tobacco, filed their answer and affirmative defenses in June 2007. The plaintiff filed a motion for class certification, which the court granted in September 2008. The district court ordered mediation, but no resolution of the case was reached. In September 2008, each of the plaintiffs and the defendants filed motions for summary judgment, and in January 2009, the defendants filed a motion to decertify the class. A second mediation occurred in June 2009, but again no resolution of the case was reached. The district court overruled the motions for summary judgment and the motion to decertify the class.

17	(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2012 and 2011

A nonjury trial was held in January and February 2010. During closing arguments, the plaintiff argued for the first time that certain facts arising at trial showed that the 1999 Amendment was not validly adopted, and then moved to amend his complaint to conform to this evidence at trial. On June 1, 2011, the court granted the plaintiff’s motion to amend his complaint and found that the 1999 Amendment was invalid.

The parties filed their findings of fact and conclusions of law on February 4, 2011. On February 25, 2013, the district court dismissed the case with prejudice. On March 8, 2013, the plaintiffs filed a notice of appeal.

(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

`	December 31
	2012	2011
Net assets available for benefits per the financial statements	$1,506,584,718	$1,537,136,744
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,843,628	2,322,436

Net assets available for benefits per the Form 5500	$1,510,428,346	$1,539,459,180

The following is a reconciliation of investment income per the financial statements for the year ended December 31, 2012 and 2011 to the Form 5500:

	2012	2011
Total investment income per the financial statements	$116,255,517	$34,871,956
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,843,628	2,322,436
Prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(2,322,436)	(4,593,583)

Total investment income per the Form 5500	$117,776,709	$32,600,809

(10)	Subsequent Event

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

18

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* Reynolds Stock Fund			34,483,136	$154,991,691
Mutual funds:
Vanguard Total Stock Fund			5,907,946	190,708,487
Dodge and Cox International Stock			562,363	19,480,252
Vanguard Total International Stock IS			329,107	32,969,895
PIMCO Total Return Fund			6,520,641	73,292,009
Invesco Growth & Income R5			2,022,493	42,391,455
TCM Small Mid Cap Growth			2,131,986	36,883,357
PIMCO Real Return Inst			2,224,501	27,294,624
WM Blair Small CP Val I			2,358,751	32,739,469
Vanguard Total BD Market Inst			669,186	7,421,276
* Brokeragelink External Fund			6,573,034	6,573,034
* Brokeragelink Unit			958,479	958,479
* Brokeragelink Fidelity Fund			894,961	894,961

Total mutual funds				471,607,298

Cash management accounts:
Money market fund:
* Brokeragelink Money Market Fund			10,734,441	10,734,441
* Reynolds Stock Fund			2,297,962	2,297,962
* Fidelity Retirement Money Market Fund			30,871	30,871

Total money market funds				13,063,274
* Brokeragelink Certificate of Deposit			407,997	407,997

Total cash management accounts				13,471,271

Common and preferred stock:
* Brokeragelink Common and Preferred Stock			18,730,974	18,730,974
Common/collective investment trusts:
BTC Lifepath Index Retire			2,333,804	29,219,225
BTC Lifepath Index 2015			2,595,588	30,913,458
BTC Lifepath Index 2020			4,374,146	51,090,024
BTC Lifepath Index 2025			4,233,820	48,604,257
BTC Lifepath Index 2030			2,701,385	30,417,592
BTC Lifepath Index 2035			1,893,629	20,943,539
BTC Lifepath Index 2040			1,728,987	18,811,380
BTC Lifepath Index 2045			1,588,914	16,985,490
BTC Lifepath Index 2050			1,119,366	11,966,021
BTC Lifepath Index 2055			87,279	1,105,822
Capital Guardian International Fund			198,428	9,375,707
Intech Large Capital Growth			31,207,866	63,212,354
Wells Fargo Short-term Investment Fund G (Interest Income Fund)			143,710,778	143,710,778

Total common/collective investment trusts				476,355,647

Pooled separate account (Interest Income Fund):
Income plus fund, 1.22%
BNP Income Plus Fund	open-ended		14,015,049	14,015,049
Synthetic guaranteed investment contracts (Interest Income Fund):
Prudential Insurance Company of America, 1.45% Wells Fargo Fixed Income Fund M			8,226,263	90,783,398
ING Life Insurance and Annuity Company, Contract #60384, 1.57%
Prudential Insurance Company of America, Contract #GA-63102, 1.45%
Natixis Financial Products, LLC, Contract #WR-1184-04, 1.91%
Rio Tinto Alcan Inc	6/1/2015		500,000	546,505
Ally Auto Receivables Trust	3/15/2017		1,800,000	1,801,458
American Express Credit Account Master Trust	10/15/2015		1,175,000	1,175,259

19

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
American Express Credit Corp	6/12/2015		400,000	$406,892
American Honda Finance Corp	2/27/2015		300,000	304,785
AmeriCredit Automobile Receivables Trust	1/8/2016		1,200,000	1,199,952
BB&T Corp	3/22/2017		600,000	620,568
Banc of America Commercial Mortgage Trust 2006-2	5/10/2045		1,290,000	1,295,663
Bank of America Corp	10/9/2015		730,000	733,730
Barclays Bank PLC	5/10/2017		200,000	206,330
Baxter International Inc	3/1/2014		1,400,000	1,454,138
CNH Equipment Trust	4/16/2018		1,200,000	1,199,280
COMM 2012-CCRE4 Mortgage Trust	10/15/2045		1,158,551	1,158,550
CarMax Auto Owner Trust	7/17/2017		1,100,000	1,099,648
Caterpillar Financial Services Corp	8/1/2016		380,000	393,361
Caterpillar Financial Services Corp	11/6/2017		300,000	299,775
Cisco Systems Inc	2/22/2016		1,500,000	1,714,575
Citigroup Inc	5/19/2015		2,400,000	2,587,296
Coca-Cola Co/The	11/15/2015		3,360,000	3,440,875
Commonwealth Bank of Australia/New York NY	3/16/2015		1,500,000	1,539,210
State of Connecticut	10/15/2016		230,000	229,761
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA/Netherlands	10/13/2015		1,200,000	1,238,520
Credit Suisse First Boston Mortgage Securities Corp	2/15/2038		2,000,000	2,154,260
Daimler Finance North America LLC	9/15/2016		350,000	363,654
Denton Independent School District	8/15/2016		635,000	658,857
Deutsche Bank AG/London	5/20/2013		1,500,000	1,526,040
Walt Disney Co/The	9/15/2016		1,700,000	1,977,729
EI du Pont de Nemours & Co	1/15/2016		1,500,000	1,546,755
Freddie Mac Non Gold Pool	10/1/2035		611,594	653,580
Freddie Mac Gold Pool	7/1/2026		817,345	872,532
Freddie Mac Non Gold Pool	5/1/2041		1,742,452	1,842,033
Freddie Mac Gold Pool	10/1/2027		992,275	1,036,461
Federal Farm Credit Banks	4/17/2014		750,000	766,950
Federal Home Loan Banks	8/13/2014		1,000,000	1,085,630
Mortgage-Linked Amortizing Notes	1/15/2022		960,117	982,632
Federal National Mortgage Association	3/15/2013		5,080,000	5,123,790
Fannie Mae REMICS	5/25/2038		1,915,906	1,971,544
Fannie Mae REMICS	1/25/2027		1,749,677	1,803,532
Fannie Mae REMICS	3/25/2030		2,014,660	2,063,475
Fannie Mae REMICS	10/25/2040		1,511,607	1,534,689
Fannie Mae-Aces	11/25/2015		4,850,000	4,895,445
FNA 2012 – M14 ASQ2	2/25/2017		1,200,000	1,212,756
Freddie Mac REMICS	9/15/2028		3,769,049	3,893,579
Freddie Mac REMICS	3/15/2028		4,052,233	4,209,581
Freddie Mac REMICS	10/15/2027		3,032,157	3,109,962
Freddie Mac REMICS	4/15/2040		1,843,216	1,957,237
Freddie Mac REMICS	3/15/2026		1,679,907	1,739,191
Freddie Mac REMICS	3/15/2040		1,445,284	1,475,259
Freddie Mac REMICS	12/15/2040		1,191,520	1,242,398
Freddie Mac REMICS	6/15/2041		2,500,190	2,544,519
Federal Home Loan Mortgage Corp	10/28/2013		18,160,000	18,263,694
Federal Home Loan Mortgage Corp	12/29/2014		1,300,000	1,308,398
Fannie Mae REMIC Trust 2004-W3	5/25/2034		1,099,814	1,186,589
Federal National Mortgage Association	3/13/2014		750,000	772,785
Fannie Mae Pool	7/1/2034		446,100	476,422
Fannie Mae Pool	1/1/2037		459,140	497,952
Fannie Mae Pool	8/1/2037		3,260,341	3,540,307
Fannie Mae Pool	11/1/2038		3,381,194	3,698,079
Fannie Mae Pool	9/1/2027		1,083,358	1,164,815
Fannie Mae Pool	10/1/2027		1,979,760	2,128,618
Fannie Mae Pool	9/1/2022		1,092,619	1,146,791
Fannie Mae Pool	10/1/2022		3,308,842	3,472,895
Fannie Mae Pool	11/1/2022		2,279,457	2,342,621

20	(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
GEDFT 2012-4 A	10/20/2015		1,175,000	$1,177,644
GE Equipment Transportation LLC	7/25/2016		1,200,000	1,201,380
GS Mortgage Securities Corp II	5/10/2045		907,004	915,674
GS Mortgage Securities Corp II	6/10/2017		1,082,532	1,082,153
Ginnie Mae II pool	10/20/2039		895,060	959,414
Ginnie Mae II pool	11/20/2039		982,286	1,052,912
General Electric Capital Corp	11/14/2014		1,300,000	1,370,798
General Mills Inc	3/17/2015		650,000	713,882
Government National Mortgage Association	5/16/2031		658,191	666,201
Government National Mortgage Association	5/16/2039		107,015	108,316
Government National Mortgage Association	9/16/2027		1,724,039	1,748,003
Government National Mortgage Association	10/16/2029		3,411,123	3,519,938
Government National Mortgage Association	9/16/2027		766,922	781,102
HSBC USA Inc	1/16/2018		450,000	450,410
Hays Consolidated Independent School District	8/15/2016		600,000	666,324
Honda Auto Receivables Owner Trust	8/18/2016		1,550,000	1,551,194
City & County of Honolulu HI	11/1/2016		500,000	500,915
Indiana University	8/1/2016		600,000	600,018
JPMorgan Chase & Co	9/30/2013		2,110,000	2,127,492
JPMorgan Chase & Co	1/15/2016		1,300,000	1,351,441
JPMorgan Chase & Co	3/1/2016		1,000,000	1,062,010
JP Morgan Chase Commercial Mortgage Securities Corp	12/15/2047		1,196,000	1,194,613
Kimco Realty Corp	2/1/2018		500,000	549,775
County of King WA	12/1/2016		345,000	372,773
Liberty Property LP	10/1/2017		500,000	596,700
MassMutual Global Funding II	9/28/2015		1,476,000	1,532,487
MidAmerican Energy Co	10/1/2014		400,000	426,976
Morgan Stanley Bank of America Merrill Lynch Trust	11/15/2045		1,070,529	1,069,919
NCUA Guaranteed Notes Trust 2010-C1	10/29/2020		2,181,237	2,216,224
National Australia Bank Ltd	12/10/2013		800,000	808,576
New York Life Global Funding	5/9/2013		1,550,000	1,571,685
State of New York	3/1/2018		440,000	494,811
New York State Dormitory Authority	2/15/2016		550,000	548,823
North Carolina State Education Assistance Authority	1/25/2021		950,746	951,992
Northstar Education Finance Inc	12/26/2031		1,177,288	1,177,288
State of Ohio	5/1/2017		475,000	508,055
Oracle Corp	10/15/2017		440,000	441,307
PNC Funding Corp	6/10/2014		1,360,000	1,450,549
PNC Funding Corp	5/19/2014		816,000	843,385
Porsche Innovative Lease Owner Trust	12/21/2015		1,175,000	1,175,388
Procter & Gamble Co/The	2/15/2015		800,000	849,400
Royal Bank of Canada	10/30/2015		415,000	414,523
Royal Bank of Canada	7/20/2016		800,000	833,704
SLM Student Loan Trust	2/27/2017		1,147,042	1,146,595
St Charles School District	3/1/2018		800,000	905,448
Schlumberger Investment SA	9/14/2016		530,000	544,019
Southern California Edison Co	1/15/2016		670,000	751,244
Total Capital International SA	6/28/2017		1,300,000	1,320,046
US Bancorp	6/14/2013		1,066,000	1,073,686
United States Treasury Inflation Indexed Bonds	4/15/2017		10,750,000	11,723,906
University of Michigan	4/1/2017		520,000	553,722
Verizon Communications Inc	4/15/2013		2,000,000	2,027,380
Verizon Communications Inc	11/3/2014		500,000	505,905
Wal-Mart Stores Inc	10/25/2015		3,855,000	3,967,836
State of Wisconsin	5/1/2016		250,000	249,568
World Omni Auto Receivables Trust	6/15/2017		1,200,000	1,200,120
FNCN 10-YR 2.5 TBA Jan	1/1/2023		4,500,000	4,720,077
FH 5/1 HYB ARM 1.9 TBA JAN	1/1/2043		1,000,000	1,031,500
Wells Fargo Short Term Investment Fund			50,367,894	50,367,894

				244,615,287

Total synthetic investment contracts				335,398,685

21	(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Guaranteed investment contracts:
Metropolitan Life Insurance Company, Contract 32495, 1.85%	4/25/2014			$6,074,228
Metropolitan Life Insurance Company, Contract 32550, 1.10%	9/30/2014			10,192,399
New York Life Insurance Company, Contract #GA-34350, 1.19%	12/24/2014			3,114,476

Total guaranteed investment contracts				19,381,103
Other				26,666

Total investments				1,503,978,384
*Notes receivable from participants (1,382 loans with interest rates ranging from 4.25% to 10.50% and maturity dates ranging from 1/2/2013 – 10/22/2027).				13,426,882

Total assets				$1,517,405,266

* Denotes a party-in-interest.
** Cost information is not required for participant-directed investments and therefore, is not included.

See accompanying report of independent registered public accounting firm.

22